UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2026

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
10368 Westmoor Dr, Westminster, CO 80021
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 887-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
(b) On May 26, 2026, Mark S. Peek notified the Board of Directors (the “Board”) of Trimble Inc. (the “Company”) that he has resigned from his role as a director of the Board, effective immediately. Therefore, Mr. Peek will not be standing for reelection at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held today, on May 26, 2026, at 5:00 p.m. Mountain time. As a result, any votes cast regarding the election of Mr. Peek at the Annual Meeting will not be counted.
In connection with his resignation from the Board, Mr. Peek also stepped down as Chair of the Audit Committee and is no longer a member of the Audit Committee nor of the Nominating and Corporate Governance Committee.
Mr. Peek’s decision to resign from the Board is not due to any disagreement with the Company on any matter relating to its operations, policies or practices. With the resignation of Mr. Peek, effective immediately, the Board reduced the size of its membership from nine to eight directors.
Item 8.01 Other Events.
Effective immediately, Thomas Sweet has been appointed by the Board as Chair of the Audit Committee and will provide oversight for the remediation of our material weaknesses which the Company anticipates to be completed in 2027.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC. a Delaware corporation

Date: May 26, 2026	By:	/s/ JENNIFER A. ALLISON
Jennifer A. Allison, General Counsel and Secretary